U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INCAPTA, INC.

(Exact Name of Company as Specified in Its Charter)

Nevada	47-3903460
(State or Other Jurisdiction of Incorporation	(I.R.S. Employer
or Organization)	Identification No.)

1950 Fifth Avenue, Suite 100, San Diego, California	92101
(Address of Principal Executive Offices)	(Zip Code)

2015 Stock and Option Plan

(Full Title of the Plan)

John Fleming, Chief Executive Officer

InCapta, Inc.

1950 Fifth Avenue, Suite 100

San Diego, California 92101

(619) 934-0586
(Name, Address, and Telephone Number of Agent for Service)

With a copy to:

Brian F. Faulkner, A Professional Law Corporation

27127 Calle Arroyo, Suite 1923

San Juan Capistrano, California 92675

(949) 240-1361

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Aggregate Offering Price	Amount of Registration Fee
Common Stock	30,000,000	(1)	$1.00	(2)	$30,000,000	$3,021.00

(1)    This registration statement on Form S-8 is being filed for the purpose of registering shares of the Registrant’s common stock to be issued pursuant to the Registrant’s 2015 Stock and Option Plan (“Plan”) (which authorizes a total 30,000,000 shares of common stock). This registration statement shall also cover any additional shares of common stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s common stock.

(2)    This offering price per share is calculated under Rule 457(h)(1) (reference to Rule 457(c)) as the offering price is not known: average of the bid and ask prices as of December 11, 2015 (within five business days prior to the date of filing this registration statement). See the Plan, attached as Exhibit 4 to this Form S-8.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1. PLAN INFORMATION.

The registrant shall deliver or cause to be delivered to each participant material information regarding the plan and its operations that will enable participants to make an informed decision regarding investment in the plan. This information shall include, to the extent material to the particular plan being described, but not be limited to, the disclosure specified in (a) through (j) below. Any unusual risks associated with participation in the plan not described pursuant to a specified item shall be prominently disclosed.

(a)         General Plan Information.

(1)         InCapta, Inc. 2015 Stock and Option Plan (“Plan”).

(2)         The general nature of the Plan is intended to allow designated directors, officers, employees, and certain non-employees, including consultants, of the registrant and its subsidiaries which it may have from time to time, to receive certain options to purchase the registrant’s common stock, one tenth of one cent ($0.001) par value, and to receive grants of common stock subject to certain restrictions. The purpose of the Plan is to promote the interests of the registrant and its stockholders by attracting and retaining employees capable of furthering the future success of the registrant and by aligning their economic interests more closely with those of the registrant’s stockholders.

(3)         The Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

(4)         Address and telephone number, including area code, which participants may use to obtain additional information about the plan and its administrators: John Fleming, Chief Executive Officer, InCapta, Inc., 1950 Fifth Avenue, Suite 100, San Diego, California 92101; (619) 934-0586. The Plan is administered by the registrant’s bard of directors. A majority of its members shall constitute a quorum. The directors are governed by the provisions of the registrant’s bylaws and of Nevada law applicable to the directors, except as otherwise provided herein or determined by the Directors.

The directors shall have full and complete authority to construe and interpret the Plan, to establish, amend and rescind rules and regulations relating to the Plan, and to take all such actions and make all such determinations in connection with the Plan as it may deem necessary or desirable. The Directors shall, in their discretion, but subject to the express provisions of the Plan: approve the employees nominated by the management of the registrant to be granted grants or stock options; to determine the number of grants or stock options to be granted to an employee; to determine the time or times at which grants or stock options shall be granted; to establish the terms and conditions upon which grants or stock options may be exercised; to remove or adjust any restrictions and conditions upon grants or stock options; to specify, at the time of grant, provisions relating to exercisability of stock options and to accelerate or otherwise modify the exercisability of any stock options; and to adopt such rules and regulations and to make all other determinations deemed necessary or desirable for the administration of the Plan. All interpretations and constructions of the Plan by the directors, and all of its actions hereunder, shall be binding and conclusive on all persons for all purposes.

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(b)         Securities to be Offered.

The maximum number of shares of common stock that may be issued pursuant to the Plan is 30,000,000, subject to adjustment pursuant to the provisions of paragraph 4.1 of the Plan. If shares of common stock granted or issued under the Plan are reacquired by the registrant due to a forfeiture or for any other reason, such shares shall be cancelled and thereafter shall again be available for purposes of the Plan. If a stock option expires, terminates or is cancelled for any reason without having been exercised in full, the shares of common stock not purchased thereunder shall again be available for purposes of the Plan.

(c)         Employees Who May Participate in the Plan.

Designated directors, officers, employees, and certain non-employees, including consultants, may participate in the Plan as determined by the directors in their sole discretion.

(d)         Purchase of Securities Pursuant to the Plan and Payment for Securities Offered.

(1)         The designated directors, officers, employees, and certain non-employees, including consultants, may participate in the Plan during the entire term of the Plan. The consideration for the shares or stock options granted under the Plan is services rendered to the registrant as determined in the sole discretion of the directors. The amount of securities or options to be granted under the Plan shall approximate the value of the services rendered by the person to whom they are granted.

(2)       The registrant shall provide a quarterly reports to each person participating in the Plan as to the amount and status of their accounts.

(e)         Resale Restrictions.

There will be no restriction on resale of the securities purchased under the plan.

(f)         Tax Effects of Plan Participation.

The tax effects that may accrue to participants in the Plan are that receipt of free trading Common Stock will likely be a taxable event to the participant. Stock options granted will not be a taxable event until the option is exercised into free trading Common Stock. Capital gains rules will apply to Common Stock held after the date of acquisition.

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(g)         Withdrawal from the Plan; Assignment of Interest.

(1)         There are no provisions in the Plan under which a participating person employee may (i) withdraw from the plan and terminate his or her interest therein; or (ii) withdraw funds or investments held for the employee’s account without terminating his or her interest in the plan.

(2)         There are no terms under the Plan under which the Plan permits a participant to assign or hypothecate his or her interest in the Plan.

(h)         Forfeitures and Penalties.

Notwithstanding any other provision of this Plan, if a participant in the Plan commits fraud or dishonesty toward the Company or wrongfully uses or discloses any trade secret, confidential data or other information proprietary to the Company, or intentionally takes any other action materially inimical to the best interests of the Company, as determined by the Directors, in its sole and absolute discretion, such Employee shall forfeit all rights and benefits under this Plan.

(i)         Charges and Deductions and Liens.

(1)         There are no charges or deductions (other than withholding taxes) that may be made against employees participating in the plan or against funds, securities or other property held under the Plan. thereunder.

(2)         No person or participant under the Plan may create a lien on any funds, securities, or other property held under the Plan.

ITEM 2. COMPANY INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

The documents containing the information specified in Part I, Items 1 and 2, shall be delivered to each of the participants in accordance with Form S-8 and Rule 428 promulgated under the Securities Act of 1933. The participants shall be provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of the registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The documents listed in (a) through (c) below are incorporated by reference in this registration statement:

(a)          The Company’s latest amended Form 10, filed on December 4, 2015.

(b)          All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10 referred to in (a) above.

(c)          A description of the securities of the Company is contained in the amended Form 10 filed on December 4, 2015.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not Applicable.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL.

Other than as set forth below, no named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the small business issuer, or was a promoter, underwriter, voting trustee, director, officer, or employee of the Company. Brian F. Faulkner, A Professional Law Corporation, counsel for the Company as giving an opinion on the validity of the securities being registered, has previously received restricted shares of common stock pursuant to an attorney-client contract with the registrant, and will received shares of common stock under this Form S-8 in compensation for legal services rendered, and to be rendered in the future, to the registrant under this attorney-client contract. These legal services consist of advice and preparation work in connection with reports of the Company filed under the Securities Exchange Act of 1934, and other general corporate and securities work for the Company.

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ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The following is a summary of the relevant provisions in the articles of incorporation, bylaws, and Nevada law with regard to limitation of liability and indemnification of officers, directors and employees of the Company.

Limitation of Liability.

Articles of Incorporation and Bylaws.

There are no provisions in the Company’s articles of incorporation or bylaws with regard to liability of a director

Nevada Revised Statutes.

“NRS 78.138 Directors and officers: Exercise of powers; performance of duties; presumptions and considerations; liability to corporation and stockholders.

(7)         Except as otherwise provided in NRS 35.230, a director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

(a)           His act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

(b)         His breach of those duties involved intentional misconduct, fraud or a knowing violation of law.”

Indemnification.

Articles of Incorporation and Bylaws.

There are no provisions in the articles of incorporation with regard to indemnification. The bylaws of the Company provide the following with regard to indemnification:

“No director shall be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director’s duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability which may be specifically defined by law or (4) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the corporation’s directors to the corporation or its stockholders to the fullest extent permitted by law. The corporation shall indemnify to the fullest extent permitted by law each person that such law grants the corporation the power to indemnify.”

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Nevada Revised Statutes.

“NRS 78.7502 Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions.

1.  A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)         Is not liable pursuant to directors and officers duty to exercise their powers in good faith and with a view to the interests of the corporation]; or

(b)         Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)           Is not liable pursuant to; or

(b)         Acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation.

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Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3.      To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.”

“NRS 78.751 Authorization required for discretionary indemnification; advancement of expenses; limitation on indemnification and advancement of expenses.

1.         Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)         By the stockholders;

(b)          By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)          If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d)          If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2.          The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3.          The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

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(a)          Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in the person’s official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that the director’s or officer’s acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. A right to indemnification or to advancement of expenses arising under a provision of the articles of incorporation or any bylaw is not eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(b)          Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.”

“NRS 78.752 Insurance and other financial arrangements against liability of directors, officers, employees and agents.

(1)         A corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

(2)         The other financial arrangements made by the corporation pursuant to subsection 1 may include the following:

(a)         The creation of a trust fund.

(b)          The establishment of a program of self-insurance.

(c)         The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.

(d)         The establishment of a letter of credit, guaranty or surety.

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No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

(3)         Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by the corporation or any other person approved by the board of directors, even if all or part of the other person’s stock or other securities is owned by the corporation.

(4)         In the absence of fraud:

(a)         The decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

(b)          The insurance or other financial arrangement:

(i)            Is not void or voidable; and

(ii)	Does not subject any director approving it to personal liability for his action, even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

(5)         A corporation or its subsidiary which provides self-insurance for itself or for another affiliated corporation pursuant to this section is not subject to the provisions of Title 57 of NRS.”

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable

ITEM 8. EXHIBITS.

The Exhibits required by Item 601 of Regulation S-K, and an index thereto, are attached.

ITEM 9. UNDERTAKINGS.

The undersigned Company hereby undertakes:

(a)          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

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iii.        Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of San Diego, State of California, on December 11, 2015.

InCapta, Inc.

By:	/s/ John Fleming
John Fleming,
Chief Executive Officer

Special Power of Attorney

The undersigned constitute and appoint John Fleming their true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Form S-8 registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting such attorney-in-fact the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ John Fleming	Chief Executive Officer/Director	December 11, 2015
John Fleming

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EXHIBIT INDEX

Number	Description

4	2015 Stock and Option Plan, dated December 8, 2015 (filed herewith).

5	Opinion of Brian F. Faulkner, A Professional Law Corporation (filed herewith).

23.1	Consent of Anton & Chia, LLP (filed herewith).

23.2	Consent of Brian F. Faulkner, A Professional Law Corporation (filed herewith).

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